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DOLLAR GENERAL REPORTS INCREASED MAY SALES; OPENS 48 NEW STORES

GOODLETTSVILLE, Tenn. – June 3, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the May four-week period ended May 28, 2004, equaled $568.2 million compared with $507.2 million last year, an increase of 12.0 percent. Same-store sales for the May period increased 4.0 percent.  The average customer purchase in May was approximately $8.32 compared to $8.24 in the same period last year. Customer transactions in same-stores increased approximately 3.4 percent.

May sales by major merchandise category are as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	62%	60%	+7%
Seasonal	17%	17%	+3%
Home Products	12%	14%	-6%
Basic Clothing	9%	9%	+1%

For the seventeen-week period ended May 28, 2004, Dollar General total retail sales increased 11.6 percent to $2.3 billion from $2.1 billion for the seventeen-week period ended May 30, 2003.  Same-store sales for the seventeen-week period increased 3.3 percent.

New Store Openings

The Company opened 48 stores in 20 states during the four-week period ended May 28, 2004. The 48 newest store locations include seven in Wisconsin; four each in Michigan, South Carolina and Texas; three each in Georgia, Missouri and Tennessee; two each in Alabama, Florida, Illinois, Louisiana, Mississippi, New Mexico and Pennsylvania, and one each in Arkansas, Kentucky, North Carolina, Nebraska, Ohio and Oklahoma. The Company closed 14 stores during the period.  Year-to-date, the Company has opened 292 stores and closed 28.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 6,964 neighborhood stores as of May 28, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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